Exhibit 99.1

        TURBOCHEF TECHNOLOGIES, INC. ACQUIRES ENERSYST DEVELOPMENT CENTER
                    AND CLOSES $10 MILLION PRIVATE PLACEMENT



DALLAS, MAY 24, 2004 -- TurboChef Technologies, Inc. (OTC Bulletin Board:
TRBO.OB) announced today that it acquired Enersyst Development Center, L.L.C. Enersyst is a leading provider and critical source of innovations to the food service industry. Enersyst researches, develops and licenses patented technology that enables food service equipment manufacturers to test, develop and provide advanced products to the marketplace. Enersyst holds over 150 patents - foreign and domestic - related to heat transfer, air impingement and associated food technologies. Equipment using Enersyst's technology is manufactured by such well-known firms as Lincoln Foodservice Products, Inc., Fujimak Corporation and Middleby Corporation, and can be found in well-known and well-respected restaurant chains worldwide. Enersyst specialists also design, develop and test culinary solutions including new food concepts and products for restaurant chains, food manufacturers and operators. Enersyst had revenues, primarily from technology licensing arrangements, of approximately $3.8 million and income from operations of approximately $372,000 (which includes $835,000 of depreciation and amortization expense) in its fiscal year ended December 31, 2003.

Under the terms of the transaction, Enersyst's existing members received the right to acquire 1,832,924 shares of TurboChef common stock, which for purposes of the transaction was valued at $3.465 per share or $6.35 million in the aggregate. TurboChef also assumed and paid in full as of closing all of Enersyst's outstanding loan obligations of $7.25 million.

TurboChef also announced that it has effected a private placement of 3,453,629 shares of common stock to institutional investors, a small number of individual accredited investors and certain directors of the Company for aggregate consideration of $10,015,524 million, or $2.90 per share. A portion of the proceeds from the private placement was used to finance TurboChef's acquisition of Enersyst and the payment of all of Enersyst's loan obligations, and the remainder will be used for working capital and other general corporate purposes. TurboChef agreed to file a resale registration statement with the Securities and Exchange Commission with respect to the shares sold in the private placement on or before July 30, 2004.

Richard E. Perlman, Chairman of TurboChef, stated: "Last October TurboChef's new management team came together to strengthen and realize TurboChef's vision of being the world leader in rapid cook technologies. The acquisition of Enersyst, its technologies, capability and reputation represents a significant step towards that goal. The collective power of Enersyst's breakthrough technologies and its experienced R&D team coupled with TurboChef's strong R&D team and manufacturing capability create a new standard for innovation and opportunities for growth."

James K. Price, Chief Executive Officer of TurboChef, added: "By uniting Enersyst's and TurboChef's talent, skill and inventiveness, we bolster our leadership position in delivering the most advanced innovations in rapid cooking solutions to customers worldwide. As the marketplace seeks the competitive advantage of rapid cooking, we are better suited to offer a portfolio of products, services and technologies that enable our customers to accelerate their world of cooking."

Max Abbott, President of Enersyst, added: "This is a powerful opportunity for our entire team of experts, scientists and specialists. Together with TurboChef, we can more fully realize our plans of unlocking valuable breakthrough technologies to the marketplace. With the significant intellectual properties we currently own and continue to generate, coupled with TurboChef's capability to advance market-setting products, we are poised to achieve our common goal of offering rapid cook solutions to operators and




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customers everywhere. TurboChef is gaining momentum as a world leader of rapid cook solutions and its acquisition of Enersyst will allow TurboChef to accelerate that momentum."

ABOUT TURBOCHEF

TurboChef designs, manufactures and markets proprietary rapid cooking technologies worldwide. TurboChef's rapid cook ovens optimize three kinds of energy - convection, microwave and radiant heat - to cook food at significantly faster speeds than conventional ovens while delivering quality food comparable or superior to traditional methods. TurboChef's ovens are ventless - freeing operators from additional ventilation equipment and expense. TurboChef's patented technologies power ovens that empower the food service industry worldwide to capitalize on these innovative competitive advantages.

TurboChef's vision is to be the world leader in rapid cooking solutions. A new, proven management team joined the Company in Fall, 2003 with the goal of realizing this vision, thereby enhancing stockholder value.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to new management becoming familiar with the Company's business, the uncertainty of market acceptance and demand for the Company's products, the likelihood of incurring future losses, the ability to obtain additional financing necessary to continue operations, the Company's significant purchase commitments, the uncertainty of the outcome of the arbitration proceeding with the Maytag Corporation, the dependence on a limited number of customers, the uncertainty of consumer acceptance of new products or technologies that may be offered by the Company, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and the other significant risks detailed in the Company's filings with the Securities and Exchange Commission. The words "looking forward," "believe," "expect," "likely" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to update any forward-looking statements contained in this news release.